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                       SPELLING ENTERTAINMENT GROUP INC.
                                  EXHIBIT 11
               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                     (In Thousands, Except Per Share Data)


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
                                                                              Year ended December 31,
                                                            ---------------     ----------------     ------------
                                                                  1997                1996               1995
                                                            ---------------     ----------------     ------------
Net Income (Loss):
Income (loss) from continuing operations
   applicable to common stock                                $   (12,322)        $       4,075        $    34,131
Loss from discontinued operations                                (40,000)             (255,200)           (17,610)
                                                            ---------------     ----------------     ------------
Net income (loss) applicable to common stock                 $   (52,322)        $    (251,125)       $    16,521
                                                            ===============     ================     ============

Shares:
   Basic shares - weighted average of common
      shares outstanding                                          90,777                90,369             88,458
   Additional shares assuming conversion
      of stock options and warrants                                    -                   929              1,726
                                                            ---------------     ----------------     ------------

   Diluted shares                                                 90,777                91,298             90,184
                                                            ===============     ================     ============


Basic income (loss) per common share:
    Continuing operations                                    $     (0.14)        $       0.04         $      0.39
    Discontinued operations                                        (0.44)               (2.82)              (0.20)
                                                            ---------------     ----------------     ------------
Basic income (loss) per common share                         $     (0.58)        $      (2.78)        $      0.19
                                                            ===============     ================     ============

Diluted income (loss) per common share:
     Continuing operations                                   $     (0.14)        $       0.04         $      0.38
     Discontinued operations                                       (0.44)               (2.79)              (0.20)
                                                            ---------------     ----------------     ------------
Diluted income (loss) per common share                       $     (0.58)        $      (2.75)        $      0.18
                                                             ==============      ===============      ===========
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